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Exhibit 10.90

AMENDED AND RESTATED
EMPLOYMENT RETENTION AGREEMENT
FOR MIRANT SERVICES LLC

        This Amended and Restated Employment Retention Agreement ("Agreement") is made and entered into by and between Mirant Services LLC (the "Company") and John Ragan (the "Employee") on                        , 2002, to be effective as of March 1, 2002

W I T N E S S E T H:

        WHEREAS, the Employee is an employee of the Company or another Mirant Subsidiary; and

        WHEREAS, the Company wishes to continue to encourage the Employee to remain with the Company; and

        WHEREAS, Company desires to provide Employee with additional compensation for services Employee has or will provide for the Company;

        NOW, THEREFORE, in consideration of the premises, and the agreements of the parties set forth in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

        1.     Definitions.    For purposes of this Agreement, the following terms shall have the following meanings:

          (a)   "Award Amount" shall mean the retention award payments payable to the Employee under Section 2 of this Agreement.

          (b)   "Change in Control" shall have the meaning of such term as set forth in the Change in Control Benefit Plan Determination Policy.

          (c)   "Change in Control Benefit Plan Determination Policy" shall mean the Mirant Corporation Change in Control Benefit Plan Determination Policy, as approved by the Board of Directors of Mirant, as such policy may be amended from time to time in accordance with the provisions therein.

          (d)   "Company" shall mean Mirant Services LLC, its successors and assigns.

          (e)   "Effective Date" shall mean the date of execution of this Agreement, unless otherwise provided herein.

          (f)    "Mirant" shall mean Mirant Corporation, a Delaware corporation, its successors and assigns.

          (g)   "Termination for Cause" or "Cause" shall have the meaning of such term as set forth in the Change in Control Benefit Plan Determination Policy.

        2.     Payment of Award Amounts.    Employee will receive the Award Amounts as follows:

    $245,000 on the earliest of (i) September 30, 2004, (ii) the occurrence of a Change in Control, or (iii) the termination of Employee's employment with the Company or another Mirant Subsidiary due to the Employee's death, Disability or termination by the employer without Cause.; and

    $245,000 on the earliest of (i) September 30, 2005, (ii) the occurrence of a Change in Control, or (iii) the termination of Employee's employment with the Company or another Mirant Subsidiary due to the Employee's death, Disability or termination by the employer without Cause

To receive these Award Amounts, Employee must (i) have remained as a Company or Mirant Employee up to the Award Amount payment date(s); and (ii) must be performing in a satisfactory manner at that time (as determined by Employee's most recent performance evaluation).

        3.     Termination for Cause or Employee Resignation.    In the event of (i) the Employee's Termination for Cause; (ii) the Employee's resignation for any reason, or (iii) the Employee's retirement, prior to the payment dates as set forth in Section 2, the Employee shall forfeit any Award Amount the Company has not yet paid, and the Company will have no further obligations with respect to any unpaid amount under this Agreement.

        4.     Confidentiality and Legal Process.    The Employee represents and agrees that he will keep the terms, amount and fact of this Agreement confidential and that he will not hereafter disclose any information concerning this Agreement to anyone other than his personal agents, including, but not limited to, any past, present, or prospective employee or applicant for employment with the Company or any Mirant Subsidiary. Notwithstanding the foregoing, nothing in this Agreement is intended to prohibit the Employee from performing any duty or obligation that shall arise as a matter of law. Specifically, the Employee shall continue to be under a duty to respond truthfully to matters of law and shall continue to be under a duty to respond truthfully to any legal and valid subpoena or other legal process. This Agreement is not intended in any way to proscribe the Employee's right and ability to provide information to any federal, state or local government in the lawful exercise of such government's governmental functions. If Employee breaches the restrictive covenants as set forth in this Section 4, then Company reserves the right to render this Agreement null and void and opt not to make any or future Award Amount payments to Employee as stipulated by this Agreement.

        5.     Assignability.    Neither the Employee, his estate, his beneficiaries, nor his legal representative shall have any rights to commute, sell, assign, transfer or otherwise convey the right to receive any payments under this Agreement, which payments and the rights thereto are expressly declared to be nonassignable and nontransferable. Any attempt to assign or transfer the right to payments of this Agreement shall be void and have no effect.

        6.     Unsecured General Creditor.    Unless the Company shall in its discretion determine otherwise, the benefits payable to the Employee under this Agreement shall not be funded in any manner and shall be paid by the Company out of its general assets, which assets are subject to the claims of the Company's creditors.

        7.     Mirant Guarantee.    If the Company fails or refuses to make payments under this Agreement, the Employee may have the right to obtain payment by Mirant under the terms of the "Guarantee Agreement Concerning Mirant Services LLC Compensation and Benefit Arrangements" entered into by the Company and Mirant. The Employee's right to payment is not increased as a result of this Guarantee. The Employee has the same right to payment from Mirant as from the Company. Any demand to enforce this Guarantee should be made in writing and should reasonably and briefly specify the manner and the amount the Company has failed to pay.

        8.     Amendment; Modification; Termination.    Except as otherwise provided herein, this Agreement may be emended, modified, or terminated only by a writing executed by the parties hereto.

        9.     No Effect On Other Arrangements.    It is expressly understood and agreed that the payments made in accordance with this Agreement are in addition to any other benefits or compensation to which the Employee may be entitled or for which he may be eligible, whether funded or unfunded, by reason of his employment with the Company.

        10.   Tax Withholding.    There shall be deducted from each payment under this Agreement the amount of any tax required by any governmental authority to be withheld and paid over by the Company to such governmental authority for the account of the Employee.

        11.   Compensation.    Any compensation contributed on behalf of the Employee under this Agreement shall not be considered "compensation", as the term is defined in the Mirant Services LLC Employee Savings Plan, or the Mirant Services LLC Pension Plan. Payment of the Award Amount to

the Employee shall not be considered wages, salaries or compensation under any other employee benefit plan.

        12.   No Guarantee of Employment.    No provision of this Agreement shall be construed to affect in any manner the existing rights of the Company to suspend, terminate, alter, or modify, whether or not for Cause, the employment relationship of the Employee and the Company.

        13.   Transfer of Employment to Mirant or another Mirant Subsidiary.    In the event that the Employee's employment by the Company is terminated prior to the scheduled payment date of the Award Amount, and the Employee becomes immediately re-employed by Mirant or another Mirant Subsidiary, the Company shall assign this Agreement to Mirant or such Mirant Subsidiary; Mirant or such Mirant Subsidiary shall accept such assignment or cause such Mirant Subsidiary to accept such assignment; such assignee shall become the "Company" for all purposes under this Agreement; and this Agreement shall be amended to appropriately reflect the performance of such assignee. In the event of such assignment, the expense of this Agreement shall be the Company's sole responsibility.

        14.   Governing Law.    This Agreement, and all its rights under it, shall be governed by and construed in accordance with the laws of the State of Georgia.

        IN WITNESS WHEREOF, this Agreement has been executed by the parties first listed above on the date first listed above, to be effective as of the Effective Date.

MIRANT SERVICES LLC
By:	/s/ VANCE BOOKER
EMPLOYEE:
/s/ JOHN W. RAGAN
Attest:
By:

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AMENDED AND RESTATED EMPLOYMENT RETENTION AGREEMENT FOR MIRANT SERVICES LLC